Exhibit 99.1
NEWS RELEASE
[Logo of Sparton Corporation]
Sparton Corporation Releases Fiscal 2006 Third Quarter Results
JACKSON, Mich.—(BUSINESS WIRE)—May 12, 2006—Electronic Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA) announces its financial results for the third quarter and nine months ended March 31, 2006.
Sales for the three months ended March 31, 2006 totaled $45,303,000, an increase of $3,742,000 (9.0%) from the same quarter last year. Government sales increased slightly from the prior year, while Industrial sales improved significantly. This improvement is reflective of continued strong sales to existing customers. Sales in the Aerospace market decreased 13.2% in fiscal 2006, due principally to strong sales of aircraft collision avoidance systems which occurred in fiscal 2005. This negative trend in Aerospace is expected to turn around in the next fiscal year. Medical sales increased from the prior year as new program startups are implemented. Sales for the nine months ended March 31, 2006 totaled $120,302,000, a decrease of $974,000 (0.8%) from the same period last year.
Operating income of $696,000 was reported for the three months ended March 31, 2006, versus an operating loss of $2,000 for the three months ended March 31, 2005. The gross profit percentage for the three months ended March 31, 2006 was 10.3%, up from the same period last year. An operating loss of $1,665,000 was reported for the nine months ended March 31, 2006, versus operating income of $3,119,000 for the nine months ended March 31, 2005. The gross profit percentage for the nine months ended March 31, 2006, was 8.4%, down from 10.9% for the same period last year. Reflected in gross profit in the third quarter of fiscal 2006 were charges of $234,000, $886,000 year-to-date, resulting primarily from changes in estimates of costs expected to complete certain sonobuoy contracts. These programs are now loss contracts and the Company has recognized the entire estimated losses as of March 31, 2006. Prior year’s year-to-date gross profit benefited by the inclusion of delayed government sales of $4.7 million. These sales carried a higher than usual margin, contributing $1.7 million in the first quarter of fiscal 2005. These high margin sales were not able to be matched in fiscal 2006. Also included in the third quarter of fiscal 2006 are the results from the Company’s new Vietnam facility, the start-up of which adversely impacted gross profit by $589,000, $1,275,000 year-to-date. A number of new programs are scheduled to commence in Vietnam during the summer months of 2006. Margins on several programs have improved as a result of repricing agreements, which were based on several factors and became effective this past quarter. In addition, discussions with one customer regarding recovery of past material component costs were partially completed, resulting in the recovery of $170,000 for the quarter. Discussions with this same customer on related matters were not completed during the period and, as a result, $378,000 has been charged to expense during the nine months ended March 31, 2006. The Company is continuing its efforts to resolve this issue with the customer and to fully recover these costs. The current year-to-date depressed gross profit also includes several medical programs, which are operating in a loss or breakeven position due to their current status in the start-up phase. One of these programs had a negative margin which, for the nine months ended March 31, 2006, totaled $242,000. The issues related to these losses are being addressed.

Selling and administrative expenses for the three months ended March 31, 2006, include litigation expenses of $46,000 for the quarter and $525,000 year-to-date, related to the trial against NRTC. Share-based compensation expense, new this fiscal year, for the three months and nine months ended March 31, 2006, totaled $78,000 and $253,000, respectively, the majority of which is included in selling and administrative expenses. Compliance costs, a result of activity due to increased SEC and other regulatory requirements, have increased in several areas, both internally and externally. In addition to increased audit fees and other costs, the Company has outsourced some of its preparation for these new regulations, resulting in additional compliance related costs of $186,000 and $253,000 during the three months and nine months ended March 31, 2006, respectively. Translation and foreign currency transaction adjustments are included in other income and, in the aggregate, resulted in gains of $77,000 and $12,000, and $299,000 and $644,000, for the three months and nine months ended March 31, 2006 and 2005, respectively. The change in the amount of gain between the two periods is principally a result of changes in the strength of the Canadian dollar relative to the U.S. dollar.
The Company reported net income of $727,000 ($0.08 per share, basic and diluted) for the three months ended March 31, 2006, compared to net income of $308,000 ($0.03 per share, basic and diluted) for the corresponding period last year. For the nine months ended March 31, 2006, the Company reported a net loss of $370,000 ($(0.04) per share, basic and diluted), versus net income of $3,175,000 ($0.34 per share, basic and diluted) for the corresponding period last year. As of March 31, 2006, approximately 28,000 shares, at a cost of approximately $270,000, have been repurchased through the Company’s previously announced $4,000,000 stock repurchase program. In addition, a cash dividend totaling $889,000, $0.10 per share, was paid to shareowners on October 5, 2005. A 5% stock dividend was also declared in October 2005 and distributed in January 2006. The Company has had no bank debt since December 1996, and currently has the availability of an unused informal line of credit totaling $20 million. At March 31, 2006, the Company had $96,408,000 in shareowners’ equity ($10.27 per share), $75,573,000 in working capital, and a 4.92:1.00 working capital ratio. For the foreseeable future (12-18 months), the Company believes it has sufficient liquidity, including cash, investments and its line of credit, for its anticipated needs, including a business acquisition such as Astro Instrumentation, as described below.
The Company is continuing its program of identifying and evaluating potential acquisition candidates in both the defense and medical device markets. Due diligence procedures are currently underway for the potential acquisition of Astro Instrumentation, LLC (Astro). A non-binding letter of intent has been signed by Sparton and Astro. Astro, currently privately owned and located in Strongsville, Ohio, has been in business approximately five years and had approximately $33.6 million in sales volume for the year ended December 31, 2005. It would be the Company’s intent to continue to operate the business as a wholly owned subsidiary at its present location and with its current operating management and staff. Astro designs, manufactures, and sells a variety of specialized medical products. While there are no assurances that a transaction will be completed, the transaction is anticipated to close prior to June 30, 2006.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month and Nine-Month Periods ended March 31, 2006 and 2005

	Three-Month Periods		Nine-Month Periods
	2006	2005	2006	2005
Net sales	$45,303,199	$41,561,001	$120,302,471	$121,276,223
Costs of goods sold	40,651,519	38,238,550	110,173,163	108,010,683

Gross profit	4,651,680	3,322,451	10,129,308	13,265,540

Selling and administrative expenses	3,930,958	3,158,980	11,694,855	9,822,128
EPA related — net environmental remediation	29,994	123,315	796	282,348
Loss on sale of property, plant and equipment	(5,693)	42,342	98,898	42,342

Operating income (loss)	696,421	(2,186)	(1,665,241)	3,118,722

Other income (expense):
Interest and investment income	293,008	231,095	820,835	653,336
Equity income (loss) in investment	3,000	(5,000)	2,000	(10,000)
Other — net	77,903	(29,602)	298,597	647,488

	373,911	196,493	1,121,432	1,290,824

Income (loss) before income taxes	1,070,332	194,307	(543,809)	4,409,546
Provision (credit) for income taxes	343,000	(114,000)	(174,000)	1,235,000

Net income (loss)	$727,332	$308,307	$(369,809)	$3,174,546

Basic and Diluted earnings (loss) per share	$0.08	$0.03	$(0.04)	$0.34

Notes:
1.	Financial information was taken from the Company’s internal records and is unaudited.

2.	For the three-month and nine-month periods, weighted average shares outstanding for computation of basic earnings per share were 9,322,647 and 9,320,181 in 2006 and 9,232,062 and 9,217,590 in 2005, respectively. Weighted average shares outstanding include the additional shares issued with respect to the 5% common stock dividend declared in October 2005. Differences in the basic and diluted weighted average number of shares outstanding for purposes of computing diluted earnings per share were due to the inclusion of the dilutive effect of employee incentive stock options. These differences in the calculation of basic and diluted earnings per share were not material. The effect of stock options was not included in the nine-month 2006 calculations, as such inclusion would have been anti-dilutive to the year-to-date net loss.

3.	All share and per share information have been adjusted to reflect the impact of the 5% stock dividend declared in October 2005.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheet as of March 31, 2006

Current assets	$94,852,381	Current liabilities	$19,279,057
Miscellaneous long term receivables and other assets	11,475,208	Environmental remediation	5,977,090
Property, plant and equipment, net	15,336,204	Shareowners’ equity	96,407,646

Total Assets	$121,663,793	Total Liabilities and Shareowners’ Equity	$121,663,793

This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expects,” “anticipates,” and “believes,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and other factors discussed in the Company’s form 10-Q for the quarter ended March 31, 2006, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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